Exhibit 99.1

iRhythm Technologies Announces Fourth Quarter and Full Year 2018 Financial Results and Provides Full Year 2019 Financial Outlook

SAN FRANCISCO, February 12, 2019 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, today reported financial results for the three months and full year ended December 31, 2018.

Fourth Quarter and Full Year 2018 Highlights

•	Revenue of $43.2 million for the three months ended December 31, 2018
o	53% increase compared to fourth quarter revenue reported in 2017, prior to the adoption of Accounting Standard Codification Topic 606 (“ASC 606”)
o	56% increase compared to the same quarter of the prior year’s pro forma revenue adjusted for the effects of ASC 606 as if adopted in 2017
•	Revenue of $147.3 million for the year ended December 31, 2018
o	50% increase compared to 2017, prior to the adoption of Accounting Standard Codification Topic 606 (“ASC 606”)
o	55% increase compared to prior year’s pro forma revenue adjusted for the effects of ASC 606 as if adopted in 2017
•	Gross margin for the full year 2018 was 73.8%
o	190 basis point year-over-year improvement over reported gross margin prior to the adoption of ASC 606
o	290 basis point year-over-year improvement as compared to 2017 pro forma full year gross margin adjusted for ASC 606
•

Results published in Nature Medicine highlight the Zio platform as the first and only set of deep learning artificial intelligence algorithms demonstrated to exceed expert interpretation by board-certified cardiologists across a total of 12 output classes

“I'm very proud of our team’s accomplishments in 2018. Throughout the year we saw accelerated adoption of our Zio service within new and existing accounts which resulted in a solid double-digit share of the symptomatic long-term continuous cardiac monitoring market. This success was largely the result of our commercial execution and continued evidence of clinical impact on physician practice.  We grew the size of our sales organization and additionally saw productivity improvements in our tenured reps and the speed to ramp for new reps. In addition, the strength of our data and Zio service was demonstrated in three major studies published in peer reviewed journals, validating our value in cardiology practice today as well as pointing towards future market expansion opportunities,” said Kevin King, CEO. “I'm confident we are entering 2019 in our strongest position to date based on Zio’s proven performance and the value our complete solution creates for our customers.”

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2018 increased 53% to $43.2 million, from $28.2 million during the same period in 2017 prior to the adoption of ACS 606 and increased 56% from $27.7 million during the same period in 2017 adjusted for the effects of ASC 606. The increase was primarily due to increased salesforce productivity, expansion into new accounts, improved penetration of existing accounts, and a continued shift to higher priced contracted units.

Gross profit for the fourth quarter of 2018 was $32.6 million, or 75.6% gross margin, up from $20.5 million, or gross margin of 72.7%, during the same period in 2017 prior to adoption of ASC 606 and $20.0 million, or 72.2% adjusted for the effects of ASC 606. Margin expansion was driven in part by productivity gains through our proprietary algorithms and workflow enhancements.

Operating expenses for the fourth quarter of 2018 were $44.2 million, compared to $31.1 million for the same period in 2017 prior to adoption of ASC 606 and $30.6 million compared to the same period in 2017 adjusted for the effects of ASC 606. The increase in operating expenses was driven by personnel-related costs from our sales team and sales support expansion, increases in the company’s stock-based compensation expenses and costs associated with bad debt expense adjusted for Topic 606.

Net loss for the fourth quarter of 2018 was $14.7 million, or a loss of $0.61 per share, compared with net loss of $11.1 million, or a loss of $0.48 per share, for the same period in 2017 prior to the adoption of ASC 606 and $11.2 million, or a loss of $0.48 per share for the same period in 2017 adjusted for the effects of ASC 606.  Without the one-time $3.0 million pre-payment penalty to Pharmakon on our early debt extinguishment, loss from operations for the fourth quarter of 2018 would have been $11.7 million, or a loss of $0.48 per share, compared with net loss of $11.1 million, or a loss of $0.48 per share, for the same period in 2017 prior to the adoption of ASC 606 and $11.2 million, or a loss of $0.48 per share for the same period in 2017 adjusted for the effects of ASC 606.

Full Year 2018 Financial Results

Revenue for the year ended December 31, 2018 increased 50% to $147.3 million, from $98.5 million in 2017 prior to the adoption of ASC 606 and increased 55% from $95.2 million adjusted for the effects of ASC 606. The increase in revenue was primarily due to increased size of the salesforce, expansion into new accounts, improved penetration of existing accounts, and a continued shift to higher priced contracted units.

Gross profit for the year was $108.7 million, or 73.8% gross margin, up from $70.8 million, or 71.9% gross margin in 2017 prior to the adoption of ASC 606 and $67.5 million, or 70.9% adjusted for the effects of ASC 606.

Operating expenses for the year were $152.3 million, an increase of 55% compared to 2017 prior to the adoption of ASC 606 and 59% adjusted for the effects of ASC 606. The increase in operating expenses was driven primarily by selling, general and administrative expenses used to expand the company’s sales force and support the growth in operations.

Net loss for 2018 was $48.3 million, or a loss of $2.02 per share, compared with net loss of $29.4 million, or a loss of $1.30 per share from 2017 prior to the adoption of ASC 606 and $30.6 million, or a loss of $1.30 per share, adjusted for the effects of ASC 606. Without the one-time $3.0 million pre-payment penalty to Pharmakon on our early debt extinguishment, loss from operations for 2018 would have been $45.3 million, or a loss of $1.89 per share, compared to loss of $29.4 million, or a loss of $1.30 per share from 2017 prior to the adoption of ASC 606 and $30.6 million, or a loss of $1.30 per share, adjusted for the effects of ASC 606.

Cash, cash equivalents, short-term investments and long-term investments were $78.3 million as of December 31, 2018.

Guidance for Full Year 2019

iRhythm projects revenue for the full year 2019 to range from $201 million to $206 million, which represents 36% to 40% growth over the company’s prior year. Gross margins for the full year 2019 are expected to range from 75% to 76% and operating expenses for the full year 2019 to be between $191 million to $197 million including $28 million to $30 million for research and development and $163 million to $167 million for SG&A.

The company expects sales headcount to reach approximately 130 to 140 by year end 2019.

Webcast and Conference Call Information

iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (844) 348-0016 for domestic callers or (213) 358-0876 for International callers, and referencing Conference ID: 2457476  or from the webcast on the “Investors” section of the company’s website at: www.irhythmtech.com.

About iRhythm Technologies, Inc.

iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-K on March 1, 2018. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact
Lynn Pieper Lewis or Leigh Salvo	Cherise Adkins
(415) 937-5404	(415) 486-3235
investors@irhythmtech.com	media@irhythmtech.com

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$20,023	$8,671
Short-term investments	58,320	93,692
Accounts receivable, net	21,977	12,953
Inventory	2,062	1,683
Prepaid expenses and other current assets	4,100	2,582
Total current assets	106,482	119,581
Investments, long-term	—	2,994
Property and equipment, net	9,158	6,221
Goodwill	862	862
Other assets	3,208	3,465
Total assets	$119,710	$133,123
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,284	$2,395
Accrued liabilities	26,570	15,644
Deferred revenue	1,243	1,238
Accrued interest, current portion	139	154
Debt, current portion	—	1,487
Total current liabilities	30,236	20,918
Debt	34,899	32,491
Deferred rent, noncurrent portion	153	161
Total liabilities	65,288	53,570
Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	257,955	236,184
Accumulated other comprehensive loss	(41)	(65)
Accumulated deficit	(203,515)	(156,589)
Total stockholders’ equity	54,422	79,553
Total liabilities and stockholders’ equity	$119,710	$133,123

IRHYTHM TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue	$43,155	$28,182	$147,293	$98,509
Cost of revenue	10,529	7,706	38,579	27,708
Gross profit	32,626	20,476	108,714	70,801
Operating expenses:
Research and development	7,003	4,148	20,750	13,335
Selling, general and administrative	37,172	26,950	131,582	84,737
Total operating expenses	44,175	31,098	152,332	98,072
Loss from operations	(11,549)	(10,622)	(43,618)	(27,271)
Interest expense	(535)	(864)	(3,115)	(3,386)
Other income	444	337	1,526	1,237
Loss on extinguishment of debt	(3,029)	—	(3,029)	—
Loss before income taxes	(14,669)	(11,149)	(48,236)	(29,420)
Income tax provision	44	—	44	—
Net loss	$(14,713)	$(11,149)	$(48,280)	$(29,420)
Net loss per common share, basic and diluted	$(0.61)	$(0.48)	$(2.02)	$(1.30)
Weighted-average shares used to compute net loss per common share, basic and diluted	24,247,003	23,150,061	23,885,858	22,627,327

IRHYTHM TECHNOLOGIES, INC.

Reconciliation between GAAP and Non-GAAP Financial Measures

(Unaudited)

(In thousands)

The adoption of ASC 606 resulted in a change to net revenue primarily due to timing differences in its recognition of revenue related to non-contracted third-party payor claims as a result of changing from recognition based on the earlier of notification of the payor benefits allowed or when payment is received to the accrual basis based on historical experience.

Based on the Company’s improving collections profile and interpretation of ASC 606 guidance, the collectability rate was deemed “substantially all” and customer credit risk is not deemed a price concession reducing revenue. Customer credit risk is deemed SG&A expense, an impairment loss per ASC 606. The table below presents an updated summary of the cumulative change of ASC 606 and includes the impact to the quarterly results for 2017.

ASC 606 Impact
(Unaudited)	Year ended December 31,			2017
	2014	2015	2016	Q1	Q2	Q3	Q4	Total	Cumulative
Total revenue adjustments	742	2,489	(1,504)	(1,515)	(938)	(387)	(479)	(3,319)	(1,592)
Operating expenses	(30)	(123)	(663)	(672)	(558)	(431)	(469)	(2,130)	(2,946)
Net loss adjustments	$772	$2,612	$(841)	$(843)	$(380)	$44	$(10)	$(1,189)	$1,354

In this release, the company refers to non-GAAP 2017 ASC 606 Revenue, non-GAAP 2017 ASC 606 Gross Margin, non-GAAP 2017 ASC 606 Operating Expense and non-GAAP 2017 ASC 606 Net Income. Effective January 1, 2018, the company adopted ASC 606 using the modified retrospective method, which means that the total amount of revenue reported from second quarter 2017 has not been restated in the current financial statements. The company has provided comparable information on revenue, operating expenses and net income in accordance with ASC 606 to allow investors comparability to the prior year results.  However, for periods beginning before the adoption date of ASC 606, those adjusted financial measures are considered not to be calculated in accordance with GAAP and are thus presented as non-GAAP financial metrics.

The company believes this additional information is vital during the transition year to allow readers of its financial statements to compare financial results from the preceding financial year given the absence of restatement of the prior period.  The company’s non-GAAP financial measures should be considered an addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.